Exhibit 99.1

Contact:	Mark Murphy, Chief Executive Officer
(949) 769-3200

For Immediate Release

PRO-DEX, INC. 1:3 REVERSE STOCK SPLIT TAKES EFFECT

IRVINE, CA, June 18, 2010 - PRO-DEX, INC. (NASDAQ: PDEX) today announced that the previously disclosed 1-for-3 reverse stock split of the Company’s common stock will become effective at the start of NASDAQ trading today.  Pro-Dex’s shares will continue to trade on The NASDAQ Capital Market under the symbol “PDEX,” with the fifth character “D” added to the end of the trading symbol for a period of 20 trading days to indicate the reverse stock split has occurred.  The Company’s symbol will revert back to its original symbol “PDEX” on July 19, 2010.  Pro-Dex’s common stock has been assigned the new CUSIP number 74265M 205.

Additional information about the reverse stock split is available in Pro-Dex’s definitive proxy statement filed with the Securities and Exchange Commission on October 19, 2009 and the Form 8-K filed June 18, 2010.

The 1-for-3 reverse stock split automatically converts three current shares of Pro-Dex’s common stock into one new share of common stock.  The reverse split, which was approved by Pro-Dex’s shareholders in December 2009, reduces the number of shares of outstanding common stock from approximately 9.8 million as of the filing date of the Company’s most recent Quarterly Report on Form 10-Q (April 29, 2010) to approximately 3.3 million.  It will also affect all issued and outstanding shares of the Company’s common stock and the shares of common stock underlying stock options that are outstanding immediately prior to the effective date of the reverse stock split.  Each shareholder’s new share count will be rounded up to the nearest whole share if the number of shares is not evenly divisible by the ratio of the reverse split.  The reverse stock split will not negatively affect any of the rights that accrue to holders of Pro-Dex common stock and shares of common stock underlying stock options that are outstanding immediately prior to the effective date of the reverse stock split.

When the reverse split takes effect, shareholders holding certificated shares or shares through a brokerage account will have their shares automatically adjusted to reflect the reverse stock split on the effective date.  The issuance of new stock certificates will not be required, however, stockholders may, if they choose, obtain a new certificate from Pro-Dex’s transfer agent for a customary exchange and mailing fee.  Additional information will be directly mailed to holders of certificated shares.

Pro-Dex, Inc., with operations in California, Oregon and Nevada, specializes in bringing speed to market in the development and manufacture of technology-based solutions that incorporate miniature rotary drive systems, embedded motion control and fractional horsepower DC motors, serving the medical, dental, semi-conductor, scientific research and aerospace markets.  Pro-Dex's products are found in hospitals, dental offices, medical engineering labs, commercial and military aircraft, scientific research facilities and high tech manufacturing operations around the world.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.